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                                                                 EXHIBIT (a)(15)

                              RECOMMENDED OFFER BY

                       BEAR, STEARNS INTERNATIONAL LIMITED
                                       AND
                            BEAR, STEARNS & CO. INC.

                                  ON BEHALF OF

                         GLOBAL TELESYSTEMS GROUP, INC.

   TO ACQUIRE ALL THE ORDINARY SHARES (INCLUDING THOSE REPRESENTED BY ADSS) OF

                            ESPRIT TELECOM GROUP PLC

Bear, Stearns International Limited and Bear, Stearns & Co. Inc. (together "Bear Stearns") announce on behalf of Global TeleSystems Group, Inc. ("GTS") that by means of a formal offer document dated 02 February 1999 (the "Offer Document") dispatched on that date, and by means of this advertisement, GTS, through Bear Stearns, is making a recommended offer (the "Offer") to acquire all the issued and to be issued ordinary shares (including those represented by ADSs) of Esprit Telecom Group plc ("Esprit Telecom"). Terms defined in the Offer Document have the same meanings in this advertisement.

THE OFFER COMPRISES: FOR EACH ESPRIT TELECOM ORDINARY SHARE, 0.1271 OF A SHARE OF GTS COMMON STOCK; AND FOR EACH ESPRIT TELECOM ADS, 0.89 OF A SHARE OF GTS COMMON STOCK.

The full terms and conditions of the Offer (including details of how the Offer may be accepted) are set out in the Offer Document and the Form of Acceptance accompanying the Offer Document.

The Offer is being made by means of the Offer Document and this advertisement and will be open for acceptance until 3:00 p.m. (London time) and 10:00 a.m. (New York City time) on 04 March 1999 (or such later time(s) and/or date(s) as GTS may, subject to the provisions of the City Code, decide). The Offer is by means of this advertisement being extended to all holders of Esprit Telecom Securities, including those to whom the Offer Document may not be dispatched. Such persons are informed that copies of the Offer Document and Form of Acceptance are available for collection during normal business hours from New Issues Department, IRG plc, P.O.Box No. 166 Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

This advertisement, which is published on behalf of GTS by Bear Stearns, has been approved by Bear, Stearns International Limited solely for the purpose of section 57 of the Financial Services Act 1986. Bear, Stearns International Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, and Bear, Stearns & Co. Inc. are acting exclusively for GTS and for no one else in connection with the Offer and will not be responsible under the regulations of The Securities and Futures Authority Limited to anyone other than GTS for providing the protection afforded to customers of either Bear Stearns entity, nor for providing advice in relation to the Offer.

The Offer is not being made, and this advertisement is not being published, directly or indirectly, in or into, or by use of the mails of or by any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of Canada, Australia or Japan. The Offer cannot be accepted by any such use, means, instrumentality or facility from or within Canada, Australia or Japan. Copies of this advertisement, the Offer Document and the Form of Acceptance and any related offering documents are not being and must not be distributed or sent in, into or from Canada, Australia or Japan including, without limitation, to holders of Esprit Telecom Securities with registered addresses in Canada, Australia or Japan or to nominees, custodians or trustees holding Esprit Telecom Securities for such persons. Persons receiving such documents (including, without limitation, nominees, custodians and trustees) must not distribute or send them in, into or from Canada, Australia or Japan or use Canada, Australia or Japan mails or any such means, instrumentality or facility for any purpose directly or indirectly related to acceptance of the Offer and doing so will render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer.

The board of directors of GTS accept responsibility for the information contained in this advertisement and, to their best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), such information is in accordance the facts and does not omit anything likely to affect the import of such information.

Dated: 03 February 1999